Exhibit 99

Shareholder and Financial Analyst Contact
Cindy M. Schaus
Director -- Investor Relations
Phone (515) 284-2633
E-mail cindy.schaus@meredith.com

Media Contact
Art Slusark
Vice President --Corporate Communications
Phone (515) 284-3404
E-mail art.slusark@meredith.com

MEREDITH'S FIRST-QUARTER EARNINGS PER SHARE GROW 19 PERCENT

Broadcasting posts strong results due to political advertising and growth in local business

DES MOINES, IA October 25, 2006--Meredith Corporation (NYSE: MDP), one of the nation's leading media and marketing companies, today announced strong first quarter results for fiscal 2007. Earnings per share grew 19.2 percent to $0.62 compared with fiscal 2006's first quarter, while net earnings increased 15.4 percent to $30.5 million. The Company's consolidated revenues increased to $395.7 million. Advertising revenues increased 5.3 percent, driven by strong performance at its television stations.

"Our results reflected outstanding political and local non-political advertising performance in Broadcasting, and operating profit margin improvement in Publishing, particularly at the titles acquired a year ago from Gruner + Jahr," said Stephen M. Lacy, President and Chief Executive Officer. "This strong start to fiscal 2007 follows our excellent results in fiscal 2006, and reflects our continued success in executing our growth strategies."

OPERATING HIGHLIGHTS

Broadcasting

Broadcasting operating profit grew $5.1 million -- nearly 40 percent -- to $17.8 million, and earnings before interest, taxes, depreciation and amortization (EBITDA) increased $5.2 million to $24.0 million. These results were primarily due to strong political and local non-political advertising performance driven by ratings gains across the Company's stations.

Revenues increased 14.3 percent to $82.1 million. Meredith posted $8.6 million in net political advertising revenues in the quarter, a 35 percent increase over the first quarter of fiscal 2005, the prior election cycle. This represents the most political advertising revenues the Company has booked in a fiscal first quarter. Overall, non-political revenues were up more than 2 percent with local non-political advertising revenues up 7.0 percent. This demonstrates our ability to convert improved news ratings into increased revenues, Lacy said.

"Our advertising performance ranks among the best of those broadcasters who have reported quarterly results," Lacy said. "We experienced solid performance across our station group, generating outstanding political revenues and also significantly growing our local business."

Broadcasting results reflected significant growth in non-traditional revenue streams such as Cornerstone and other market-specific programs, retransmission fees, and online advertising. "We dedicated additional resources, redesigned every station web site, and are driving toward becoming the local portal of choice in key markets," said Lacy.

Meredith continued to build late news ratings for key markets as reflected in the July 2006 rating book. Four stations -- Portland, Hartford, Kansas City, and Nashville -- were market leaders for their late newscasts.

Publishing

Publishing operating profit increased to $48.5 million primarily due to advertising revenue growth and disciplined expense management, partially offset by additional circulation investment.

Publishing revenues were $313.7 million. Publishing advertising revenues grew 1.3 percent, led by strong growth in Meredith's Special Interest Publications, Family Circle and More, partially offset by industrywide weakness in the parenthood category. Publishing costs declined 2 percent despite a 5 percent increase in postal rates.

Family Circle advertising revenues were up nearly 20 percent and operating profit increased substantially compared to the prior year quarter.

"More -- which targets upscale women over age 40 -- continues to resonate with readers and advertisers alike." said Lacy. "Advertising revenues were up nearly 15 percent for the quarter on top of more than 20 percent growth for all of fiscal 2006. Also, we are very proud that earlier this week it earned one of the industry's most sought-after and distinguished awards when Advertising Age named More its 2006 'Magazine of the Year.'"

Publishing online advertising revenue continued to grow at a rapid rate. Lacy said a redesign of the Company's flagship Better Homes and Gardens site and the creation of a parenthood portal will expand online advertising inventory. These enhancements will debut in Spring 2007.

As expected, circulation revenues declined due to the continued industrywide weakness in newsstand sales, as well as previously announced strategic initiatives to increase long-term circulation profitability. These initiatives include calendar 2006 rate base reductions and ongoing investments in transitioning Family Circle, Parents, Fitness, and Child to the Company's direct-to-publisher model.

Earlier this month, Meredith announced it reached an agreement to purchase ReadyMade, a multimedia brand targeting adults in their 20s and 30s. The ReadyMade brand includes a successful do-it-yourself lifestyle magazine, a popular Web site, a branded book and other products such as project plans and kits, as well as an integrated marketing operation. "This acquisition advances our strategy to serve the next generation of Meredith consumers -- the daughters of Baby Boom women," said Lacy.

OTHER FINANCIAL INFORMATION

Net interest expense decreased to $7.1 million in the first quarter of fiscal 2007 from $7.8 million in the prior-year period. Total debt was $560.0 million as of September 30, 2006, versus $605.0 million as of September 30, 2005. The weighted average interest rate was 5.3 percent on September 30, 2006, compared with 5.1 percent at September 30, 2005.

Capital expenditures were $5.7 million in the first quarter of fiscal 2007. The Company repurchased more than 550,000 shares in the quarter, as part of its ongoing share repurchase program. In the prior year quarter, the Company repurchased approximately 200,000 shares.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statement of earnings.

OUTLOOK

Broadcast pacings, which are a snapshot in time and change frequently, are currently running up in the mid twenties for the second quarter of fiscal 2007. The pacings, which reflect the strength of political advertising, will moderate later in the quarter. Publishing advertising revenues are forecasted to be down in the low single digits for the quarter following the outstanding 16 percent increase achieved in the second quarter of fiscal 2006.

For the second quarter and full fiscal 2007, a number of uncertainties remain that can affect our results. These include overall advertising volatility and, in particular, the amount of political advertising at our television stations; the performance of our retail business; and paper prices and postal rates.

For the second quarter of fiscal 2007, the Company currently expects to grow earnings per share 20 to 25 percent from the $0.58 per share earned in the second quarter of fiscal 2006.

At this time, Meredith expects to grow earnings per share 12 to 15 percent in fiscal 2007 from the $2.86 earned in fiscal 2006.

There are a number of additional uncertainties that may affect the Company's fiscal 2007 results and any Company statements in this press release concerning the outlook for future results. These uncertainties are referenced below under "Safe Harbor" and in certain of the Company's SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on October 25, 2006, at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss fiscal first quarter results. A live webcast will be accessible to the public on the Company's website http://www.meredith.com, and a replay will be available for one week after the conference call. A transcript of the conference call will be available within 48 hours following the conference call on the Company's website http://www.meredith.com, and will be available for at least 12 months following the conference call.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Non-GAAP measures such as EBITDA should be construed not as alternative measures to the Company's net earnings and income from operations as defined under GAAP, but as supplemental information.

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. EBITDA is a common supplemental measure of performance used by investors and financial analysts. Meredith does not use EBITDA as a measure of liquidity, nor is EBITDA necessarily indicative of funds available for management's discretionary use.

Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcast pacings, publishing advertising revenues, along with the Company's earnings per share outlook for the second quarter of fiscal 2007 and the full fiscal year.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing, and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequence of acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (http://www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group features 25 subscription magazines -- including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness, and More -- and publishes over 200 special interest publications under approximately 80 titles. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix, and Portland.

Meredith has more than 400 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart, and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 31 web sites and strategic alliances with leading Internet destinations. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.

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Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)

Three Months Ended September 30,	2006	2005	Change
(In thousands except per share data)
Revenues
Advertising	$245,529	$233,230	5.3%
Circulation	86,157	94,883	(9.2)%
All other	64,056	62,152	3.1%
Total revenues	395,742	390,265	1.4%
Operating expenses
Production, distribution, and editorial	171,336	176,761	(3.1)%
Selling, general, and administrative	155,853	150,942	3.3%
Depreciation and amortization	11,226	11,379	(1.3)%
Total operating expenses	338,415	339,082	(0.2)%
Income from operations	57,327	51,183	12.0%
Interest income	233	177	31.6%
Interest expense	(7,320)	(8,020)	(8.7)%
Earnings before income taxes	50,240	43,340	15.9%
Income taxes	19,744	16,903	16.8%
Net earnings	$30,496	$26,437	15.4%

Basic earnings per share	$0.64	$0.54	18.5%
Basic average shares outstanding	47,996	49,318	(2.7)%

Diluted earnings per share	$0.62	$0.52	19.2%
Diluted average shares outstanding	48,854	50,725	(3.7)%

Dividends paid per share	$0.16	$0.14	14.3%

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three Months Ended September 30,	2006	2005	Change
(In thousands)
Revenues
Publishing	$313,674	$318,474	(1.5)%
Broadcasting
Non-political advertising	71,876	70,158	2.4%
Political advertising	8,581	80	NM
Other revenues	1,611	1,553	3.7%
Total broadcasting	82,068	71,791	14.3%
Total revenues	$395,742	$390,265	1.4%

Operating profits
Publishing	$48,488	$47,745	1.6%
Broadcasting	17,842	12,751	39.9%
Unallocated corporate	(9,003)	(9,313)	3.3%
Income from operations	$57,327	$51,183	12.0%

Depreciation and amortization
Publishing	$4,588	$4,708	(2.5)%
Broadcasting	6,127	6,047	1.3%
Unallocated corporate	511	624	(18.1)%
Total depreciation and amortization	$11,226	$11,379	(1.3)%

EBITDA
Publishing	$53,076	$52,453	1.2%
Broadcasting	23,969	18,798	27.5%
Unallocated corporate	(8,492)	(8,689)	2.3%
Total EBITDA	$68,553	$62,562	9.6%

NM - Not meaningful

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)	(Unaudited) September 30, 2006	June 30, 2006
Assets
Current assets
Cash and cash equivalents	$22,471	$30,713
Accounts receivable, net	255,423	239,368
Inventories	60,857	52,032
Current portion of subscription acquisition costs	75,862	79,565
Current portion of broadcast rights	25,983	12,498
Other current assets	21,872	17,344
Total current assets	462,468	431,520
Property, plant, and equipment	420,846	417,831
Less accumulated depreciation	(228,353)	(223,033)
Net property, plant, and equipment	192,493	194,798
Subscription acquisition costs	71,942	74,538
Broadcast rights	15,252	13,412
Other assets	82,232	81,218
Intangible assets, net	802,857	806,264
Goodwill	438,941	438,925
Total assets	$2,066,185	$2,040,675

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$100,000	$50,000
Current portion of long-term broadcast rights payable	26,903	14,744
Accounts payable	77,684	79,892
Accrued expenses and other liabilities	134,219	118,972
Current portion of unearned subscription revenues	194,783	200,338
Total current liabilities	533,589	463,946
Long-term debt	460,000	515,000
Long-term broadcast rights payable	25,264	21,755
Unearned subscription revenues	166,931	169,494
Deferred income taxes	129,928	125,049
Other noncurrent liabilities	47,746	47,327
Total liabilities	1,363,458	1,342,571
Shareholders' equity
Common stock	38,428	38,774
Class B stock	9,393	9,417
Additional paid-in capital	60,045	56,012
Retained earnings	602,669	599,413
Accumulated other comprehensive loss	(2,077)	(2,077)
Unearned compensation	(5,731)	(3,435)
Total shareholders' equity	702,727	698,104
Total liabilities and shareholders' equity	$2,066,185	$2,040,675

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended September 30,	2006	2005
(In thousands)

Net cash provided by operating activities	$31,337	7,089

Cash flows from investing activities
Acquisitions of businesses	-	(359,221)
Additions to property, plant, and equipment	(5,670)	(10,586)
Other	(15)	-
Net cash used in investing activities	(5,685)	(369,807)

Cash flows from financing activities
Proceeds from issuance of long-term debt	10,000	440,000
Repayments of long-term debt	(15,000)	(85,000)
Purchases of Company stock	(27,489)	(9,952)
Proceeds from common stock issued	5,818	3,673
Dividends paid	(7,686)	(6,913)
Excess tax benefits from share-based payments	463	2,953
Other	-	(495)
Net cash provided by (used in) financing activities	(33,894)	344,266
Net decrease in cash and cash equivalents	(8,242)	(18,452)
Cash and cash equivalents at beginning of period	30,713	29,788
Cash and cash equivalents at end of period	$22,471	$11,336

Meredith Corporation and Subsidiaries	Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings before interest, taxes, depreciation, and amortization.

Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months Ended September 30, 2006
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$313,674	$82,068	$-	$395,742
Operating profit	$48,488	$17,842	$(9,003)	$57,327
Depreciation and amortization	4,588	6,127	511	11,226
EBITDA	$53,076	$23,969	$(8,492)	68,553
Less:
Depreciation and amortization				(11,226)
Net interest expense				(7,087)
Income taxes				(19,744)
Net earnings				$30,496
Segment EBITDA margin	16.9%	29.2%

	Three Months Ended September 30, 2005
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$318,474	$71,791	$-	$390,265
Operating profit	$47,745	$12,751	$(9,313)	$51,183
Depreciation and amortization	4,708	6,047	624	11,379
EBITDA	$52,453	$18,798	$(8,689)	62,562
Less:
Depreciation and amortization				(11,379)
Net interest expense				(7,843)
Income taxes				(16,903)
Net earnings				$26,437
Segment EBITDA margin	16.5%	26.2%